EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Lilly Donohue (212) 798-6118

Global Signal Agrees to Purchase 172 Towers from ForeSite LLC

SARASOTA, Fla., April 18 — Global Signal, Inc. (NYSE: GSL) today announced that it has recently signed a definitive agreement to purchase 172 wireless communications towers for approximately $30 million from ForeSite LLC. Subject to customary closing conditions, the transaction is expected to close in the second quarter of 2005.

Revenue on these towers is derived 80% from telephony and 18% from public utilities tenants. The towers are primarily located in the Alabama, Georgia, Mississippi and Louisiana with additional sites located throughout the southeastern United States.

Global Signal currently owns or manages approximately 4,200 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.

ForeSite is an owner, operator, and developer of wireless communication towers in the Southeastern United States. ForeSite is based in Birmingham, Alabama.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions and the timing of the closing of the acquisition. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal’s expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Global Signal’s SEC reports including its Form 10-K filed March 31, 2005. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.